Exhibit 23.3

Tankships Investment Holdings Inc.

c/o DryShips Inc.

109 Kifisias Ave. and Sina Str.

GR-15124, Amaroussion

Athens, Greece

January 21, 2015

Dear Sir/Madam:

Reference is made to the registration statement on Form F-1 (the “Registration Statement”) and the prospectus contained therein (the “Prospectus”) of Tankships Investment Holdings Inc. (the “Company”) relating to the registration under the Securities Act of 1933, as amended, and the public offering of the Company’s common units representing limited partner interests. We hereby consent to all references to our name in the Prospectus and the use of the statistical information supplied by us set forth in the sections of the Prospectus entitled “Prospectus Summary,” “Risk Factors” and “The International Oil Tanker Shipping Industry.” We further advise you that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

(1) we have accurately described the oil tanker industry; and

(2) our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the oil tanker industry.

We hereby consent to the filing of this letter as an exhibit to the Company’s Registration Statement to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the reference to our firm in the section of the Prospectus entitled “Experts.”

Yours sincerely,

Group Managing Director

Drewry Shipping Consultants Ltd.